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                    September 27, 2023

       Barry Shin
       Chief Financial Officer
       TREVENA INC
       955 Chesterbrook Blvd
       Suite 110
       Chesterbrook, PA 19087

                                                        Re: TREVENA INC
                                                            Form 10-K for the
Year Ended December 31, 2022
                                                            File No. 001-36193

       Dear Barry Shin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences